Exhibit 8.2

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, CA 94105-2669
October 1, 2021
+1 415 773 5700
orrick.com

890 5th Avenue Partners, Inc.

14 Elm Place, Suite 206

Rye, New York  10580

Ladies and Gentlemen:

We have acted as counsel to 890 5th Avenue Partners, Inc., a Delaware corporation, in connection with the transactions described in the Registration Statement on Form S-4 (File No. 333-258343), originally filed with the Securities and Exchange Commission on July 30, 2021 and as amended through the date hereof (the “Registration Statement”) of which this exhibit is a part.  Capitalized terms not defined herein have the meanings set forth in the Registration Statement.

In preparing this opinion, we have examined and relied upon the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that each of the transactions described in the Registration Statement will be consummated in accordance with the description in the Registration Statement.  In rendering this opinion, we have assumed without investigation or verification that the facts and statements set forth in the Registration Statement are true, correct and complete in all material respects.  Any inaccuracy in any of the aforementioned assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation.  No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein.  We undertake no responsibility to advise of any such developments in the law.

Based upon and subject to the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the discussion under the heading “Material U.S. Federal Income Tax Considerations – Tax Consequences to Holders of 890 Class A Common Stock” contained in the Registration Statement, insofar as it relates to statements of United States federal income tax law, is accurate in all material respects.

No opinion is expressed as to any matter not discussed herein.

We are furnishing this opinion to you solely in connection with the Registration Statement.  We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required

890 5th Avenue Partners, Inc.

October 1, 2021

under Section 7 of the Securities Act of 1933, as  amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, the “1933 Act”), nor do we thereby admit that we are “experts” within the meaning of such term as used in the 1933 Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.  We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP